Exhibit 10.1

SUNEDISON SEMICONDUCTOR LIMITED
CHANGE IN CONTROL SEVERANCE PLAN

1.
Purpose. The purpose of the SunEdison Semiconductor Limited Change in Control Severance Plan (the “Plan”) is to diminish the distraction of Participants (as defined below) in the event of a threatened or pending Change in Control (as defined below) and to provide financial assistance to any Participant whose employment is terminated under certain circumstances following a Change in Control.

2.	Term. The Plan shall commence upon the Effective Date (as defined below) and shall continue until terminated in accordance with Section 18.

3.	Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
“Accrued Obligations” has the meaning for that term in Section 5(a).
“Affiliate” means any company or other entity controlled by, controlling or under common control with the Company.
“Base Salary” means the Participant's annual rate of base salary in effect as of the Qualifying Termination, disregarding any reduction that would constitute Good Reason.
“Board” means the Board of Directors of the Company.
“Cause” shall have the meaning ascribed thereto in the Participant’s individual employment agreement with the Company and, in the absence of such agreement, shall have the meaning ascribed thereto in the Long-Term Incentive Plan.
“Change in Control” shall have the meaning ascribed thereto in the Long-Term Incentive Plan.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated pursuant thereto.
“Committee” means the Compensation Committee of the Board.
“Company” means SunEdison Semiconductor Limited and any successor to its business or assets, by operation of law or otherwise.
“Disability” shall have the meaning ascribed thereto in the Participant’s individual employment agreement with the Company and, in the absence of such agreement, shall have the meaning ascribed thereto in the Long-Term Incentive Plan.
“Effective Date” means August 1, 2015.
“Employee” means an employee of the Company or a subsidiary of the Company.
“Good Reason” shall have the meaning ascribed thereto in the Participant’s individual employment agreement with the Company and, in the absence of such agreement, shall have the meaning ascribed thereto in the Long-Term Incentive Plan.
“Long-Term Incentive Plan” means the Company’s 2014 Long-Term Incentive Plan, as may be amended from time to time (or its successor).
“Participant” means an Employee who has been designated as a Participant under Section 4(a) hereof, until such time as the Employee's participation ceases in accordance with Section 4(b) hereof.
“Protection Period” means the period commencing on the date on which a Change in Control is consummated and ending twelve (12) months following the date of the Change in Control.
“Qualifying Termination” means a termination of the Participant's employment by the Company and its Affiliates without Cause or by the Participant with Good Reason during the Protection Period.
“Release” has the meaning given that term in Section 7.
“Severance Multiple” means the applicable multiple for each Participant based on the relevant tier as set forth on Exhibit A.
“Severance Payment” has the meaning given that term in Section 5(b)(i).
“Target Bonus” means the Participant's target bonus under the applicable annual incentive plan(s) for the then-current performance period as of the Qualifying Termination, disregarding any reduction that would constitute Good Reason.
“Termination Date” means the date on which a Participant’s employment with the Company and its Affiliates terminates.
“Tier 1 Participant” means each Employee holding the applicable title set forth on Exhibit A.

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“Tier 2 Participant” means each Employee holding the applicable title set forth on Exhibit A.
“Tier 3 Participant” means each Employee holding the applicable title set forth on Exhibit A.
“Tier 4 Participant” means each Employee holding the applicable title set forth on Exhibit A.

4.	Participation.

(a)
Designation of Participants. The Participants in the Plan are the officers and other key employees of the Company and its Affiliates who hold the titles set forth on Exhibit A. Notwithstanding the foregoing, the benefits under the Plan shall not duplicate severance benefits provided in a Participant's individual employment agreement or other severance plan or agreement; as such, in the event that a Participant who is a party to an individual employment, severance, or other similar agreement, or otherwise entitled to participate in another separation pay plan, becomes entitled to receive separation pay benefits under both this Plan and another plan or agreement maintained by the Company and its Affiliates, then such Participant shall receive the greater of the benefits provided under such agreement or plan and those under this Plan, but not both.

(b)
Reduction in Participant Title. For the purpose of determining the amount of severance compensation payable under this Plan only, any reduction of a Participant’s tier level by reason of a reduction in the Participant’s title shall only become effective twelve (12) months following the effective date of such change in title.

(c)
Cessation of Participation. A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when the Participant either (i) ceases to be an Employee or (ii) subject to Section 4(b), is removed from participation by reason of no longer holding any title set forth on Exhibit A (unless such Participant is then entitled to severance payments and benefits as provided in Section 5). A Participant entitled to severance payments and benefits under Section 5 shall remain a Participant in this Plan until the full amount of the severance payments and benefits under the Plan have been fully paid and provided to the Participant.

(d)
No Employment Rights. Nothing in this Plan shall confer upon any Participant the right to continue in the employment or other service of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment or other service of the Participant with or without Cause.

5.	Payments and Benefits on Termination of Employment.

(a)
For Cause, Death or Disability or Termination without Good Reason. If during the Protection Period (x) a Participant terminates employment with the Company and its Affiliates without Good Reason, (y) the Company or any one or more of its Affiliates terminates a Participant's employment for Cause or by reason of the Participant's Disability, or (z) a Participant's employment is terminated by reason of the Participant's death, then the Participant will not be entitled to any compensation or benefits under the Plan other than the sum of:

(i)	the portion of the Participant's Base Salary earned through the Termination Date, to the extent not theretofore paid;

(ii)
except in the event of a termination of a Participant's employment by the Company for Cause or by the Participant without Good Reason (for clarity, in which event the following benefits will not be paid or payable), the amount of any annual incentive compensation under the annual incentive plan(s) applicable to the Participant that has been awarded to the Participant for a completed fiscal year preceding the Termination Date, but has not yet been paid to the Participant; and

(iii)	any accrued paid time-off to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii) and (iii) are hereinafter referred to as the “Accrued Obligations”).
The Accrued Obligations will be paid to the Participant in a lump sum within the time period required by applicable law, and in all events within thirty (30) calendar days after the Participant's Termination Date.

(b)
Qualifying Termination. In addition to the Accrued Obligations, in the event of a Participant's Qualifying Termination, the Participant will be entitled to receive the payments and benefits provided below, subject to Participant’s satisfaction of the requirements set forth in Section 7, including, without limitation, Participant’s timely execution, delivery and non-revocation of a Release:

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(i)
Severance Payment. A lump sum severance payment in an amount equal to the greater of (A) the sum of (I) the Participant's Base Salary and Target Bonus, each multiplied by the Participant's Severance Multiple, and (II) the Participant's Target Bonus, multiplied by the ratio of the number of calendar days prior to the Qualifying Termination during the performance period over the total number of days in the performance period and (B) the result of multiplying (I) the number of the Participant’s continuous full years of service with the Company and its Affiliates as of the date of the Participant’s Qualifying Termination by (II) one fifty-second (1/52nd) of the Participant’s Base Salary as of the date of the Participant’s Qualifying Termination. The amounts under this Section 5(b)(i) shall be payable within sixty (60) days after the Participant’s Termination Date.

(ii)
Health Care Coverage. Provided that the Participant is eligible for and timely elects continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, for the number of months equal to twelve (12) times the Participant’s Severance Multiple (but not to exceed eighteen (18) months), commencing with the first calendar month following the Termination Date (the “Benefit Continuation Period”), the monthly COBRA cost of continued coverage under such plan for the Participant, and, where applicable, the Participant’s spouse and dependents, will equal the amount that such Participant would be required to contribute for such health coverage if such Participant were to continue as an active employee of the Company; provided that the Benefit Continuation Period shall cease when the Participant becomes eligible for coverage under a plan maintained by another employer. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing continued coverage arrangement in any manner reasonably necessary or appropriate to avoid penalties or negative tax consequences to the Company or the Participant, as determined by the Company in its sole and absolute discretion.

(iii)	Equity Awards. The treatment of a Participant’s outstanding equity awards as of the Termination Date shall be governed by the terms of the applicable equity award agreement.

6.	Impact of Section 4999 Excise Tax.

(a)
Notwithstanding anything in this Plan to the contrary, in the event it is determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any Affiliate or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of a Participant (whether pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to Participant under this Plan to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Participant with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Participant under the Plan shall be reduced (but not below zero) to the Safe Harbor Cap. If the reduction of the amounts payable hereunder would not result in a greater after-tax result to Participant, no amounts payable to Participant under the Plan (and no other Payments) shall be reduced, unless consented to by Participant in writing.

(b)
All determinations required to be made under this Section shall be made by the public accounting firm that is retained by the Company for such purpose prior to the Change in Control (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to both the Company and Participant within sixty (60) business days of the receipt of notice from the Company or Participant that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board or the Committee shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board or the Committee shall appoint another nationally recognized public accounting firm or other calculation expert to make the determinations required hereunder (which accounting firm or calculation expert shall then be referred to as the Accounting Firm hereunder). All fees and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne solely by the Company.

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If the aggregate amount of Payments is reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by Participant without a reduction in payments, the Company shall direct the Accounting Firm to provide a written opinion to Participant to such effect and that the Participant is not required to report any Excise Tax on the Participant’s federal income tax return. For purposes of making the calculations and determinations under this Section 6, after taking into account the information provided by the Company and the Participant, the Accounting Firm may make reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish the Accounting Firm with such information and documents as said Accounting Firm may reasonably request to assist the Accounting Firm in making calculations and determinations under this Section. The determination by the Accounting Firm shall be binding upon the Company and Participant (except as provided in paragraph (c) below).

(c)
If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved that Payments have been made to, or provided for the benefit of, Participant by the Company, that exceed the limitations provided in this Section 6 (hereinafter referred to as an “Excess Payment”), Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Participant's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 6. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Participant within sixty (60) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Participant until the date of payment. Participant shall cooperate, to the extent the Participant’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under the Plan were reduced pursuant to Section 6(a) and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Participant any amounts payable under the Plan that were not previously paid solely as a result of the application of Section 6(a), subject to the Safe Harbor Cap.

7.
Release; Non-Competition; Non-Solicitation. The provision of the severance compensation and benefits described in Section 5(b) is subject to and contingent upon (a) the Participant’s timely execution, delivery and non-revocation (as set forth below) of a release of claims in form and substance reasonably satisfactory to the Company (a “Release”) and (b) the Participant’s compliance with and satisfaction of all non-competition, non-solicitation, confidentiality, non-disparagement and other similar restrictions and obligations applicable to Participant following Participant’s termination of employment. The Release must be signed by the Participant (or his legal representative, if applicable) and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), no later than the fiftieth (50th) day after the Participant's Termination Date. If the Participant fails (i) to execute and furnish the Release, or if the Release furnished by the Participant has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the fiftieth (50th) day after the Participant's Termination Date, or (ii) to comply with all applicable non-competition, non-solicitation, confidentiality, non-disparagement and other similar restrictions and obligations, then the Participant will not be entitled to any payment or benefit under the Plan other than the Accrued Obligations.

8.
No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

9.
Effect on Other Plans, Agreements, and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Affiliates or under any plan maintained by the Company or any of its Affiliates in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable or provided according to the terms of the applicable plan or agreement.

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10.
Administration. The Committee shall administer the Plan and shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan. Prior to a Change in Control, the Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to such person or persons from time to time as it may designate and, in the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. After a Change in Control, this Plan must be administered by the board of directors (or its equivalent governing body) or the compensation committee (or its equivalent) of the ultimate parent of the successor entity.

11.
Committee Authority. The Committee shall have the sole authority to designate participants under the Plan and deal with any other matters arising under the Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

12.
Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee or the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

13.	Successors.

(a)
Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of a Change in Control or any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets of the Company which by reason hereof becomes bound by this Plan.

(b)
Participant Successors. This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Participant's right to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no obligation to pay any amount so attempted to be assigned, transferred or delegated.

14.	Resolutions of Disputes.

(a)
Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of the Plan will be solely and finally settled by means of binding arbitration in St. Louis, Missouri. The arbitration shall be conducted in accordance with the applicable employment dispute resolution rules of the American Arbitration Association before a single arbitrator selected by the Company in good faith. The arbitration will be final, conclusive, and binding upon the parties. Except as provided in subsection (b) below, all arbitrator's fees and related expenses shall be divided equally between the parties.

(b)
Legal and Arbitration Fees. The arbitrator shall award the Participant attorneys' fees and expenses and arbitrator’s fees and expenses if the Participant prevails on at least one material issue in dispute, including the attorneys' fees and expenses the Participant incurs in connection with any appeal or the enforcement of any award. Any award of attorneys' fees and expenses to the Participant shall be paid by the Company within sixty (60) days following the award of such fees and costs by the arbitrator (or, if later, when such fees and expenses are incurred), but in no event later than December 31 of the calendar year following the year of the conclusion of the arbitration (or, if later, December 31 of the calendar year following the year in which such fees and expenses are incurred).

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15.
Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

16.
Withholding. The Company shall have the right to deduct and withhold from any amounts payable under the Plan such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.

17.
Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to, as applicable, the Secretary at the Company's corporate headquarters address, or to the Participant at the last address of the Participant on the Company's books and records.

18.
Amendment and Termination. The Committee may amend (in whole or in part) or terminate the Plan in its sole and absolute discretion; provided that the Committee may not amend or terminate the Plan during the twelve (12) months immediately preceding a Change in Control or at any time following a Change in Control if such amendment(s) (individually or in the aggregate) or termination would be materially adverse to Participants. Further, no termination of the Plan shall reduce or terminate any Participant's right to receive, or continue to receive, any payments and benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination of the Plan.

19.
Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of Missouri without regard to the conflict of law provisions thereof.

20.
Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.
Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

22.	Section 409A.

(a)
It is intended that the payments and benefits provided under the Plan shall be exempt from the application of the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if a Participant is a “specified employee,” as determined under the Company's policy for identifying specified employees on his or her Termination Date, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six (6) months after the date of the Termination Date (or, if the Participant dies during such six-month period, within ninety (90) days after the Participant's death).

(b)
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Participant's calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

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(c)
The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Participants. Although the Company will use its best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan. In no event may the timing of a Participant's execution of the Release required under Section 7 directly or indirectly result in the Participant designating the calendar year of payment in respect of amounts subject to Section 409A of the Code, and if a payment that is subject to Section 409A of the Code and execution of the Release could be made in more than one taxable year, then payment will be made in the later taxable year.

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EXHIBIT A
PARTICIPANTS BY TITLE

Tier 1 Participants - CEO

Tier 2 Participants - EVPs and SVPs

Tier 3 Participants - VPs

Tier 4 Participants - Directors

Severance Multiple

Tier 1 Participants    2.0
Tier 2 Participants    1.0
Tier 3 Participants    0.5
Tier 4 Participants    0.25

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